Exhibit 23(ii).2

                         INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in Amendment No. 1 to the Registration Statement of Internet Commerce Corporation on Form S-3 of our report dated September 30, 1999 relating to our audit of the statements of operations, changes in stockholders' equity and other comprehensive income and cash flows of Internet Commerce Corporation for the year ended July 31, 1999, which is included in its Annual Report on Form 10-KSB for the year ended July 31, 2000. We also consent to the reference to our firm under the caption Experts in the prospectus forming a part of such Registration Statement.

/s/ Richard A. Eisner & Company, LLP

New York, New York
November 27, 2000